Exhibit 99.1

NEWS RELEASE

Titan Licenses Tire Recycling Plants in Four States

PR NEWSWIRE

ALBUQUERQUE, N.M, Aug. 24 /PRNewswire-FirstCall/ -- Titan Technologies, Inc. (OTC Bulletin Board: TITT) has executed a License Agreement and has received $100,000 from Ally Investment, LLP, a Texas Limited Partnership based in Port Arthur, Texas, for the exclusive right to build recycling facilities in the states of Texas, Oklahoma, Mississippi and Louisiana. Terms of the contract call for construction on the first plant to begin on or before March 1, 2007 and be completed by March 2008, in Port Arthur, TX or in Philadelphia, MS. The time frame will allow for required permitting and site preparation.

Titan will receive a License Fee of $1,600,000 payable in full upon the date that Ally Investments designates a new location for construction of a recycling plant in the Territory and has financing in place to build the facility. Ally Investments projects construction of two plants in Texas, one plant in Oklahoma, and one plant in Mississippi commencing every 12 months.

In addition, the Agreement provides that Licensee will pay Titan royalty payments equal to l.5% of total sales of all by-products produced with Titan's technology. Titan estimates that each facility will produce from 900 to 1000 barrels of oil, approximately 30 tons of scrap steel and about 90 tons of carbon black per day after the plant reaches full capacity.

SOURCE Titan Technologies, Inc.